Exhibit 99.1

News Release

For Immediate Release

Former Alcon Executive Joins TearLab as President & COO

SAN DIEGO, October 1, 2013 -- TearLab Corporation (Nasdaq:TEAR: TSX:TLB) (“TearLab” or the “Company”) today announced the appointment of Seph Jensen as the Company’s President and Chief Operating Officer.

Mr. Jensen has an accomplished history of sales and marketing, operations and general management success in the ophthalmic industry. He joins TearLab from his current position as Head of Surgical Marketing at Alcon Laboratories Inc. (“Alcon”), having responsibility for more than $1.4 billion in revenue across its cataract, retina and refractive businesses. His 17 years of progressive experience at Alcon includes previous roles managing its full surgical equipment portfolio in the United States, leading its surgical retina equipment portfolio globally, managing its pharmaceutical products marketing in Japan and various other commercial assignments. Mr. Jensen’s experience at Alcon brings an important depth of knowledge of the global ophthalmic pharma and device space to TearLab’s management team.

“Seph is a seasoned leader with a strong track record of delivering operational excellence and profitable growth,” commented TearLab’s CEO, Elias Vamvakas. “I have tremendous confidence in his ability to help us build our sales infrastructure and sharpen our execution. Most importantly, he is exceptionally qualified to help us continue to build a unique and powerful partnership within the eye care community.”

Mr. Jensen said, “TearLab is well-positioned for strong growth in the large, but still essentially untapped, market for simple, easy to use and objective point-of-care diagnostics within the eye care space. I am incredibly energized by this opportunity and look forward to contributing to the Company’s continued success.”

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab® Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding the future potential of the TearLab Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACT:

Stephen Kilmer

(647) 872-4849

skilmer@tearlab.com